UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|   Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
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         (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                   FARMER MAC



                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036
                                ----------------

                            TO HOLDERS OF FARMER MAC
                             NON-VOTING COMMON STOCK


April 18, 2003

Dear Farmer Mac Stockholder:

     The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 2003 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 5, 2003, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

     Although the type of stock you hold does not entitle you to vote at the meeting and, accordingly, NO PROXY IS REQUESTED, we hope you will be able to attend and suggest you read the enclosed Notice of Annual Meeting, Proxy Statement and Annual Report, which will provide you with information about your Corporation and the meeting. If you plan to attend the meeting, please advise Farmer Mac's Corporate Secretary at the above address.


                              Sincerely,
                              /s/ Fred L. Dailey
                             ----------------------
                              Fred L. Dailey
                              Chairman of the Board

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                   FARMER MAC


                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036
                                ----------------

                            TO HOLDERS OF FARMER MAC
                               VOTING COMMON STOCK


April 18, 2003

Dear Farmer Mac Stockholder:

     The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 2003 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 5, 2003, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

     We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 2002 Annual Report. Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation. Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.


                              Sincerely,
                              /s/ Fred L. Dailey
                             ----------------------
                              Fred L. Dailey
                              Chairman of the Board

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION
                                ----------------

                            NOTICE OF ANNUAL MEETING
                                                                  April 18, 2003

     Notice is hereby given that the 2003 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") will be held on Thursday, June 5, 2003, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

     As described in the attached Proxy Statement, the meeting will be held for the following purposes:

Item  No. 1    to elect ten  directors,  five of whom will be elected by Class A
               Stockholders  and  five  of  whom  will  be  elected  by  Class B
               Stockholders,   to  serve  until  the  next  annual   meeting  of
               stockholders and until their respective successors are elected and qualified;

Item No. 2     to ratify the  selection  by the Audit  Committee  of  Deloitte &
               Touche LLP as the Corporation's independent auditors for fiscal year 2003;



and to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement thereof. Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

     Holders of record of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 11, 2003 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

     Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears thereon and return it in the postpaid envelope. This will ensure the voting of your shares if you do not attend the meeting. Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.


                              By order of the Board of Directors,
                                    /s/ Jerome G. Oslick
                                   -----------------------
                                     Jerome G. Oslick
                                    Corporate Secretary

                                Table of Contents


                                                                            Page
Voting Rights................................................................1
Proxy Procedure..............................................................2
Proxy Statement Proposals....................................................3
Board of Directors Meetings and Committees...................................3
Item No. 1:  Election of Directors...........................................4
Information about Nominees for Director......................................5
      Class A Nominees.......................................................5
      Class B Nominees.......................................................7
      Directors Appointed by the President of the United States..............8
Stock Ownership of Directors and Executive Officers..........................9
Report of the Audit Committee...............................................11
Executive Officers..........................................................12
Compensation of Directors and Executive Officers............................13
--Compensation of Directors.................................................14
--Compensation of Executive Officers........................................14
      General...............................................................14
      Compensation Committee Report on Executive Compensation...............15
      Compensation Committee Interlocks and Insider Participation...........18
      Summary Compensation Table............................................19
      Option Grants During 2002.............................................20
      Option Exercises and Year End Value...................................21
      Equity Compensation Plans.............................................21
      Employment Agreements.................................................23
      Certain Relationships and Related Transactions........................24
      Performance Graphs....................................................25
Item No. 2:  Selection of Independent Auditors..............................27
            Audit Fees......................................................28
            All Other Fees..................................................28
Compliance with Section 16(a) of the Securities Exchange Act of 1934........28
Principal Holders of Voting Common Stock....................................29
Solicitation of Proxies.....................................................30
Other Matters...............................................................30
Appendix A: Proxy Card for Class A Voting Common Stock.....................A-1
Appendix B: Proxy Card for Class B Voting Common Stock.....................B-1

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                   FARMER MAC


                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036

                                 PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                           to be held on June 5, 2003

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") of proxies from the holders of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock (together, the "Voting Common Stock"). The proxies will be voted at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held on Thursday, June 5, 2003, at 9:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournments or postponements thereof. The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 18, 2003.

     The Board of Directors will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2003. The Board is not aware of any other matter to be presented for a vote at the Meeting.

Voting Rights

     One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended (the "Act"), provides that the Corporation's Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions. The Act also provides that the Corporation's Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of the Class A Voting Common Stock (the "Class A Holders") and holders of the Class B Voting Common Stock (the "Class B Holders") must each elect five members to the Board of Directors. The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate. None of Farmer Mac's directors is or has been an officer or employee of the Corporation.

     The Board of Directors has fixed April 11, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting. See "Principal Holders of Voting Common Stock."

     The holders of Farmer Mac's Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director, or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders. Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

     The presence, in person or by proxy, of the holders of at least a majority of the Corporation's outstanding Voting Common Stock is required to constitute a quorum at the Meeting.

Proxy Procedure

     Although many of Farmer Mac's stockholders are unable to attend the Meeting in person, they are afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. A stockholder may withhold a vote from one or more Nominees by writing the names of those Nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are given in writing, the stockholder's votes will then be cast evenly among the remaining Nominees for its class. The five Nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the Nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other Nominee(s) as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five Nominees specified in this Proxy Statement as Class A Nominees, with the votes being cast evenly among each of the Class A Nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five Nominees specified in this Proxy Statement as Class B Nominees, with the votes being cast evenly among each of the Class B Nominees.

     Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. If a proposal involves a vote for which a broker (or its nominee) may only vote a customer's shares in accordance with the customer's instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation ("broker non-votes") will be counted as shares present at the Meeting for purposes of determining whether a quorum is present but will not be voted for or against such proposal. Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors). Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

     Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.

     The Proxy Committee, composed of three officers of the Corporation, H.D. Edelman, T.L. Buzby and J.G. Oslick, will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders. As authorized by the proxies, the Proxy Committee will also vote the shares represented thereby on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

     Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Jerome
G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Proxy Statement Proposals

     Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors. In addition, the Audit Committee's selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation's By-Laws. The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Class A Voting Common Stock and Class B Voting Common Stock.

     Proposals of stockholders to be presented at the 2003 Annual Meeting of Stockholders were required to be received by the Corporate Secretary before December 31, 2002 for inclusion in this Proxy Statement and the accompanying proxy. Other than the election of ten members to the Board of Directors and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2003, the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters are to be brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

     If any stockholder intends to present a proposal for consideration at the Corporation's 2004 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal before December 20, 2003 to be eligible for inclusion in the 2004 Proxy Statement. In addition, if any stockholder notifies the Corporation after March 4, 2004 of an intent to present a proposal at the Corporation's 2004 Annual Meeting of Stockholders, the Corporation's proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Board of Directors Meetings and Committees

     The Board of Directors conducted a total of six regular meetings during the fiscal year ended December 31, 2002. With the exception of Mr. C. A. Wheeler, a member appointed by the President of the United States who was ill for much of the year and who, on August 16, 2002, was replaced on the Board by another member appointed by the President of the United States, each of the members of the Board of Directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the 2002 fiscal year.

     The Board has used a number of committees to assist it in the performance of its duties. The committees currently consist of the following: Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee, Finance Committee, Program Development Committee and Public Policy Committee. Each director serves on at least one committee. See "Class A Nominees," "Class B Nominees" and "Directors Appointed by the President of the United States" for information regarding the committees on which directors serve. The Executive Committee, which sets agendas for the meetings of the Board of Directors and may exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met twelve times during the fiscal year ended December 31, 2002. The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation's financial affairs, met ten times during the fiscal year ended December 31, 2002. The Program Development Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporations' Seller/Servicer Guide and making recommendations to the Board of Directors on both new and existing programs, met nine times during the fiscal year ended December 31, 2002. The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation's relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met eight times during the fiscal year ended December 31, 2002. See "Item No. 1: Election of Directors," "Compensation of Directors and Executive Officers" and "Report of the Audit Committee" and "Item No. 2: Selection of Independent Auditors" for information concerning the Corporate Governance Committee, the Compensation Committee and the Audit Committee, respectively.

Item No. 1:  Election of Directors

     At the Meeting, ten directors will be elected. The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders. All of the Class A Nominees and four of the Class B Nominees currently are members of the Board of Directors. The directors elected by the Class A Holders and the Class B Holders will hold office until the next annual meeting of the stockholders of the Corporation, or until their respective successors have been duly elected and qualified.

     The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the "Appointed Members"). The Appointed Members serve at the pleasure of the President of the United States. The Board of Directors, after the election at the Meeting, will consist of the Appointed Members named under "Directors Appointed by the President of the United States" below or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 11, 2003 and June 5, 2003 and the ten members who are elected by the holders of Farmer Mac's Voting Common Stock. On March 11, 2003, the President of the United States proposed for nomination Julia Bartling, of South Dakota, and Glen Klippenstein, of Missouri, to be Appointed Members replacing Mr. Branstool and Ms. Peters, respectively. On March 11, 2003, the President also proposed for renomination Mr. Junkins to continue as an Appointed Member.

     In order to facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that consists of the members of the Executive Committee, the Vice Chairman of the Board and one additional member each from the Class A directors and Class B directors, resulting in a committee composed of two directors from each of the Board's three constituent groups. The members of the Corporate Governance Committee are: Appointed Members Messrs. Dailey and Junkins; Class A directors Messrs. Johnson and Kruse; and Class B directors Messrs. Graff and McCarthy. The Corporate Governance Committee met three times during the fiscal year ended December 31, 2002. The Corporate Governance Committee recommended five individuals to be considered for election as Class A Nominees and five individuals to be considered for election as Class B Nominees and the Board of Directors has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified.

     For the 2004 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac's Voting Common Stock, who may submit recommendations by letter to the Corporate Secretary of Farmer Mac.

     If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other Nominee(s) as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted.

Class A Nominees

Dennis L. Brack, 50, has been a member of the Board of Directors of the Corporation since June 7, 2001 and is a member of the Audit Committee and the Program Development Committee. Mr. Brack has served as President and Chief Executive Officer of Bath State Bank, Bath, Indiana, since 1988 and has been a member of the Franklin County, Indiana, Community Foundation's Financial Investment Committee since 1999 and serves on the Union County, Indiana, Community Foundation board of directors. He has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and served three years on the Dean's Advisory Committee for Purdue University's School of Agriculture.

W. David Hemingway, 55, has been a member of the Board of Directors of the Corporation since June 13, 1996 and is a member of the Finance Committee and the Compensation Committee. Mr. Hemingway has been Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank, Salt Lake City, Utah, since 1984, having previously held various positions within the investment division, which he assisted in organizing in 1975. In early 1998, Mr. Hemingway was also elected Executive Vice President of Zions Bancorporation, the holding company for Zions First National Bank. He is also a director of Zions Investment Securities, Inc. Mr. Hemingway has held numerous positions within the State of Utah, having served as a member of the Great Salt Lake Development Authority and the Utah State Money Management Council, of which he served as chairman in 1991. He also served as chairman of the Utah Bankers Association in 1995.

Mitchell A. Johnson, 61, has been a member of the Board of Directors of the Corporation since June 12, 1997, is a member of the Executive Committee and the Corporate Governance Committee and serves as chairman of the Compensation Committee. Mr. Johnson is President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (Sallie Mae), the nation's largest provider of college education financing. He is a trustee of Citizens Funds, a mutual fund company based in Portsmouth, New Hampshire and a director of the Rushmore Funds, a mutual fund company owned by FBR Investment Services, Inc. During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks, and was the first President and one of the founding members of the Washington Association of Money Managers and a trustee of the District of Columbia Retirement Board, among other community activities.

Charles E. Kruse, 58, has been a member of the Board of Directors of the Corporation since June 7, 2001 and is a member of the Program Development Committee and the Corporate Governance Committee. Mr. Kruse has been a member of the board of directors of Central Bancompany since 2000. He has served as President of the Missouri Farm Bureau since 1992 and has been a member of the American Farm Bureau board of directors, representing 12 midwestern State Farm Bureaus, since 1995. Mr. Kruse has also served on the Commission on 21st Century Production Agriculture; the Agricultural Technical Advisory Committee for Trade in Grains, Feed, and Oilseeds; the President's Council on Rural America; and the U.S. Trade Representative's Intergovernmental Advisory Committee.

Peter T. Paul, 59, has been a member of the Board of Directors of the Corporation since June 4, 1998, is a member of the Corporate Governance Committee and serves as chairman of the Finance Committee. He is the President of Headlands Group, LLC, a private investment company, and is the owner and Chairman of Grove Street Winery. From January 2000 to May 2001, Mr. Paul served as President and Chief Executive Officer of GreenPoint Credit Corp., a national specialty home finance lender. Prior to January 2000, he was the President and Chief Executive Officer first of Headlands Mortgage Company, which Mr. Paul founded in 1986, and subsequently of GreenPoint Mortgage after Headlands merged with GreenPoint Financial Corp. in April 1999. Mr. Paul has been a member of the board of directors of GreenPoint Financial Corp. since March 1999 and served as Vice Chairman of that board from March 1999 to May 2001. He is also a member of the board of directors of Sequoia National Bank and the University of New Hampshire Foundation. Mr. Paul received the Ernst & Young 1999 Financial Services Entrepreneur of the Year award.

Class B Nominees

Ralph W. "Buddy" Cortese, 56, is a farmer, rancher and cattle feeder from Fort Sumner, New Mexico. Mr. Cortese has been a member of the board of directors of the Farm Credit Bank of Texas since 1995. As a member of that board of directors, he served as vice chairman from 1998 to 2000 and has served as chairman since 2000. Previously, Mr. Cortese was the chairman of the board of directors of the Production Credit Association of Eastern New Mexico (now Ag New Mexico, ACA) from 1992 to 1994, a member of the PCA Stockholders' Advisory Committee from 1990 to 1994 and a member of the executive committee of the Tenth District Federation of PCAs from 1991 to 1994. He has also been a member of the American Land Foundation Board since 2001.

Paul A. DeBriyn, 48, has been a member of the Board of Directors of the Corporation since June 1, 2000, is a member of the Compensation Committee and serves as chairman of the Audit Committee. Mr. DeBriyn has served as President and Chief Executive Officer of Farm Credit Services of Southern Minnesota and AgStar Financial Services, ACA since 1995. He was previously Executive Vice President and Chief Operating Officer of Farm Credit Services of Southern Minnesota from 1993 to 1995 and President and Chief Executive Officer of Farm Credit Services of Southeast Minnesota from 1987 to 1993.

Kenneth E. Graff, 56, has been a member of the Board of Directors of the Corporation since June 12, 1997, is a member of the Executive Committee and the Corporate Governance Committee and serves as chairman of the Program Development Committee. Mr. Graff is President of Farm Credit West, ACA located in Visalia, California and was President of Central Coast Farm Credit (one of Farm Credit West's predecessor Associations) since late 1987. He was employed by the Farm Credit Banks of Sacramento in various capacities from 1976 to 1987, most recently as Senior Vice President. From March 1989 until June 1991, Mr. Graff served as a Class B member of the Farmer Mac Board of Directors.

John G. Nelson III, 53, has been a member of the Board of Directors of the Corporation since June 13, 1996 and is a member of the Finance Committee. He is the owner and manager of a grain farm in Reardan, Washington. Mr. Nelson has served as a director of AgAmerica, FCB, Spokane, Washington from 1994 through 2002. He also has served as a director of Northwest Farm Credit Services, ACA, and its predecessor PCA. Mr. Nelson is a member of the Farm Bureau, the Washington Wheat Growers and Northwest Farm Credit Services, ACA, as well as several other agricultural organizations.

John Dan Raines, 59, has been a member of the Board of Directors of the Corporation since June 18, 1992 and is a member of the Audit Committee and the program Development Committee. He is the owner and operator of Raines Commercial Group, Inc., a general business corporation and Raines Investment Group, Inc. From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990. Since 1990, Mr. Raines has served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of
Columbia, South Carolina). He also has served since 1981 as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.

Directors Appointed by the President of the United States

Charles Eugene Branstool, 66, has been a member of the Board of Directors of the Corporation and served as its Chairman from May 26, 1995 to August 16, 2002. He is a member of the Program Development Committee and the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on May 23, 1995. Mr. Branstool has been a self-employed farmer in Utica, Ohio since 1962. During the period from April 1993 through December 1993, Mr. Branstool served as the Assistant Secretary for Marketing and Inspection Services of the U.S. Department of Agriculture (USDA). Prior to serving with USDA, Mr. Branstool was State Chairman of the Ohio Democratic Party from January 1991 through April 1993. He also served in the Ohio House of Representatives from January 1975 through December 1982, and as a State Senator from January 1983 through December 1990.

Fred L. Dailey, 57, has been a member of the Board of Directors of the Corporation and has served as its Chairman since August 16, 2002. He also serves as chairman of the Executive Committee and the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on July 29, 2002. Mr. Dailey has served as the Director of the Ohio Department of Agriculture since 1991. Prior to that time, he was the executive vice president of the Ohio Beef Council and executive secretary of the Ohio Cattlemen's Association from 1982 to 1991 and served as the Director of the Indiana Division of Agriculture from 1975 to 1981. Mr. Dailey is past President of the National Association of State Departments of Agriculture and has received the FFA Honorary State Farmer degree from both Ohio and Indiana. In 1998, he received the national "Outstanding State Agriculture Executive" award presented by the Biotechnology Industry Organization and was named "Man of the Year" by Progressive Farmer magazine in 1999. Mr. Dailey resides on a working farm in Ohio where he raises Angus cattle.

Grace T. Daniel, 57, has been a member of the Board of Directors of the Corporation since August 17, 2002 and is a member of the Finance Committee and the Public Policy Committee. Her appointment to the Board was confirmed by the United States Senate on July 29, 2002. Ms. Daniel is the Principal of Golden State Marketing Services, a consulting firm that she founded in 1987 and that provides marketing services for corporations and government agencies. Ms. Daniel served on the California Agricultural Labor Relations Board from 1997 to 1999. She also served as the California Governor's Chief Deputy Appointments Secretary from 1994 to 1997 and as Executive Director at the California Trade and Commerce Agency Office of Small Business from 1991 to 1994, where she was responsible for the State's loan guarantee program.

Lowell L. Junkins, 59, has been a member of the Board of Directors of the Corporation since June 13, 1996 and Vice Chairman of the Board since December 5, 2002. He is a member of the Audit Committee and the Corporate Governance
Committee and serves as Chairman of the Public Policy Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997. Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

Marilyn Peters, 73, has been a member of the Board of Directors of the Corporation since October 12, 1994 and is a member of the Program Development Committee and the Public Policy Committee. Her appointment to the Board was confirmed by the United States Senate on October 4, 1994. Mrs. Peters and her husband own farm and ranch land in Marshall County, South Dakota used for the production of grain crops and cattle. Mrs. Peters is a former teacher and a past member of the Britton Public School Board. She served on the South Dakota Council on Vocational Education, the South Dakota Private Industry Council and the South Dakota Professional Administrators Practices and Standards Commission, positions to which she was appointed by the Governor of South Dakota. She also served as a member of the National Association of State Councils on Vocational Education, representing the interest of the agricultural community in the work of the association. In 1999, Mrs. Peters completed two terms of service on the board of directors of South Dakota Rural Enterprise, Inc., a statewide private not-for-profit corporation serving as a financial intermediary for rural economic development.

     In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Stock Ownership of Directors and Executive Officers

     As of the record date, April 11, 2003, the following members of the Board of Directors, Nominees for election as directors and executive officers of the Corporation might be deemed to be "beneficial owners" of equity securities of the Corporation, as defined by the rules of the Securities and Exchange Commission ("SEC"). The Corporation's Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation's Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5 percent or more of the Voting Common Stock of the Corporation, see "Principal Holders of Voting Common Stock."




                               Voting Common Stock          Non-Voting Common Stock(1)
                              ---------------------        --------------------------
                                           Percentage                    Percentage
                              Class A       of Class          Class C    of Class
 Dennis L. Brack              ------         ------             9,055        *
 Charles Eugene Branstool     ------         ------            17,492        *
 Timothy L. Buzby             ------         ------            19,878        *
 Nancy E. Corsiglia           ------         ------           290,776      2.9%
 Paul A. DeBriyn              ------         ------             8,582        *
 Henry D. Edelman             ------         ------           666,007      6.6%
 Kenneth E. Graff             ------         ------            28,334        *
 W. David Hemingway(2)        322,100        31.3%          1,537,413      15.2%
 Mitchell A. Johnson          ------         ------            38,746        *
 Lowell L. Junkins            ------         ------             8,333        *
 Charles E. Kruse             ------         ------             9,065        *
 James A. McCarthy(3)         ------         ------            26,050        *
 John G. Nelson III           ------         ------            27,145        *
 Jerome G. Oslick             ------         ------            66,056        *
 Peter T. Paul                ------         ------            46,792        *
 Marilyn Peters               ------         ------            26,807        *
 John Dan Raines              ------         ------            25,334        *
 Tom D. Stenson               ------         ------           156,795       1.6%
 All directors and
 executive officers           322,100        31.3%          3,008,660      29.8%
 as a group (20 persons)

*    Less than 1%.
1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows: Mr. Edelman, 612,674 shares; Mr. Buzby, 16,943 shares; Ms. Corsiglia, 264,123 shares; Mr. Oslick, 59,561 shares; and Mr. Stenson, 141,132 shares; each of Ms. Peters and Messrs. Johnson, McCarthy, Paul, and Raines, 25,334 shares; Mr. Hemingway, 31,334 shares; Mr. Graff, 28,334 shares; Mr. Nelson, 26,834 shares; Mr. Branstool, 16,334 shares; Mr. DeBriyn, 8,258 shares; each of Messrs. Brack and Kruse, 8,334 shares; Mr. Junkins, 8,333 shares; and all directors and executive officers as a group, 1,357,198 shares.
2 As Senior Investment Officer of Zions First National Bank, Mr. Hemingway may be deemed to be the beneficial owner of the 322,100 shares of Class A Voting Common Stock owned by Zions First National Bank. As Executive Vice President of Zions Bancorporation, the holding company for Zions First National Bank, Mr. Hemingway may be deemed to be the beneficial owner of the 1,500,300 shares of Class C Non-Voting Common Stock owned by the holding company. Mr. Hemingway disclaims beneficial ownership of the 322,100 shares of Class A Stock and the 1,500,300 shares of Class C Stock owned by the Bank and the holding company, respectively. Of the 37,113 shares of Class C Non-Voting Common Stock attributed to Mr. Hemingway, 240 shares are owned by his son.
3    Not a nominee for re-election.

Report of the Audit Committee

     The following report of the Audit Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates this Report by reference into a document.

     During 2002, the Audit Committee of the Board of Directors reaffirmed the charter for the Audit Committee, which reaffirmation was ratified by the full Board on June 6, 2002. The complete text of the charter, which reflects standards set forth in new SEC regulations and New York Stock Exchange rules, was included in Appendix A to Farmer Mac's proxy statement that was filed with the SEC April 19, 2002. The Board reviews and approves changes to the Audit Committee Charter annually.

     As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

     o first, the committee is charged with monitoring the preparation of quarterly and annual financial reports by the Corporation's management, including discussions with management and the Corporation's outside auditors about draft annual financial statements and key accounting and reporting matters;

     o    second,  the  committee  is  responsible  for matters  concerning  the relationship between the Corporation and its outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to the Corporation, and determining whether the outside auditors are independent (based in part on the annual letter provided to the Corporation pursuant to Independence Standards Board Standard No. 1); and

     o third, the committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the activities and recommendations of the Corporation's internal auditing program.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Audit Committee met thirteen times during 2002.

     The Directors who serve on the Audit Committee are all "independent" for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the Audit Committee members has a relationship with Farmer Mac that may interfere with their independence from Farmer Mac and its management.

     In overseeing the preparation of the Corporation's financial statements, the Audit Committee met with both management and the Corporation's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to the Corporation's outside auditors, the Audit Committee, among other things, received from Deloitte & Touche LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management.

     Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

      On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission, as filed on March 27, 2003.

                                    Audit Committee

                                  Paul A. DeBriyn, Chairman
                                  Dennis L. Brack
                                  Lowell Junkins
                                  John Dan Raines

Executive Officers

     The following table sets forth the names and ages of the current executive officers of Farmer Mac and the principal positions held with the Corporation by such executive officers.

 Name                  Age    Capacity in which Served and Five-Year History

 Henry D. Edelman      54     President  and  Chief  Executive  Officer  of the  Corporation
                              since  June 1, 1989.   From  November  1986  until  he  joined
                              Farmer Mac, Mr.  Edelman was First Vice  President for Federal
                              Government Finance of PaineWebber Incorporated,  New York, New
                              York.   Previously,   Mr.   Edelman  was  Vice  President  for
                              Government  Finance at Citibank  N.A.,  New York, New York and
                              Director of  Financing,  Investments  and Capital  Planning at
                              General Motors  Corporation  in New York,  New York,  where he served in various  capacities on the Legal Staff and Financial
                              Staff for ten years.

 Nancy E. Corsiglia    47     Vice President - Finance since June 1, 2000,  Treasurer  since
                              December 8, 1989    and   Chief   Financial    Officer   since
                              May 13, 1993.  From  December  8, 1989 until June 1, 2000 when she was appointed Vice President - Finance,  Ms. Corsiglia was
                              Vice  President  - Business  Development.  From 1988 until she joined  Farmer  Mac,  Ms.  Corsiglia  was Vice  President  for
                              Federal  Government Finance at PaineWebber  Incorporated,  New
                              York,  New  York.  From 1984 to 1988,  she  served as a Senior
                              Financial  Analyst  and a Manager  on the  Financial  Staff of
                              General Motors Corporation, New York, New York.

 Jerome G. Oslick      56     Vice  President  - General  Counsel  and  Corporate  Secretary
                              since  February 1, 2000.  From 1987 until he joined Farmer Mac as Assistant  General Counsel in February 1994, Mr. Oslick was
                              an  associate  in the  Washington,  D.C.  office  of  the  New
                              York-based  law firm of Brown & Wood.  From  1970 to 1987,  he was an  attorney  and  branch  chief in the  Office of General
                              Counsel, United States Department of Agriculture.

 Tom D. Stenson        52     Vice  President  -  Agricultural  Finance  of the  Corporation
                              since  August 7, 1997.  From  November  1996  until  August 7,
                              1997, Mr.  Stenson was Director - Agricultural  Finance of the
                              Corporation.  From 1993 until  joining  Farmer Mac in 1996, he was Vice  President  -  Agribusiness  for  ValliWide  Bank,  a
                              "super-community"   bank  in  the  San   Joaquin   Valley   of
                              California.


Compensation of Directors and Executive Officers

     The Compensation Committee determines, subject to ratification by the Board of Directors, the salaries, benefit plans and other compensation of directors and officers of the Corporation. The current members of the Compensation Committee are Messrs. Dailey, DeBriyn, Hemingway, Johnson (chairman) and McCarthy (not a nominee for re-election). No member of Farmer Mac's Compensation Committee is or has been an officer or employee of the Corporation. During the fiscal year ended December 31, 2002, the Compensation Committee met seven times.

-- Compensation of Directors

     The directors are required to spend a considerable amount of time preparing for, as well as participating in, Board and Committee meetings. In addition, they are often called upon for their counsel between meeting dates. For those services, they receive the following compensation: (a) each member of the Board of Directors receives an annual retainer of $12,500, except the Chairman who receives a $17,500 annual retainer; (b) each member receives $500 per day, plus expenses, for each meeting of the Board and each Committee meeting (if on a day other than that of the Board meeting) attended; and (c) with the prior approval of the President, members of the Board are compensated at the same daily rate for certain other meetings and conferences of borrowers, lenders or other groups interested in the Farmer Mac program in which they participate. The total cash compensation received by all members of the Board of Directors in 2002 was approximately $247,000. Since June 1, 2000, each director has been granted options annually to purchase 5,000 shares of Class C Non-Voting Common Stock, with each such grant occurring on the date of each Annual Meeting of Stockholders and with the option price to be determined as of such date. The options granted to each member of the Board of Directors in 2002 had a present value of $67,800(4) at the grant date. The total compensation, cash and options received by all members of the Board of Directors in 2002 was approximately $1,264,000.

______________________________________
4 The present value at grant date of options granted during 2002 has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 0.0%; an expected volatility of 40.0%; a risk-free interest rate of 5.2%; and an expected life of 5 years.





-- Compensation of Executive Officers

General

     This section includes: (a) a report from the Compensation Committee of the Board of Directors on executive compensation; (b) a discussion of compensation committee interlocks and insider participation in Farmer Mac transactions; (c) a summary description in tabular form of executive compensation; (d) a summary of aggregate option holdings; (e) a description of the executive officers' employment agreements; (f) a discussion of certain relationships and related transactions with directors; and (g) comparisons of Farmer Mac's stock performance to market indices.

     Notwithstanding anything to the contrary set forth in any of Farmer Mac's documents with respect to the offer or sale of securities ("Offering Circular") or any previous corporate filings under the Securities Act of 1933 or Securities Exchange Act of 1934, neither the Compensation Committee Report on Executive
Compensation nor the performance graphs shall be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Farmer Mac specifically incorporates such information by reference, and shall not otherwise be deemed to have been or to be filed under such Acts.


Compensation Committee Report on Executive Compensation

     Farmer Mac's Compensation Policies. Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages that would increase the availability of credit for agricultural producers, provide greater liquidity and lending capacity for agricultural lenders and facilitate intermediate- and long-term agricultural funding. Farmer Mac's charter, particularly as revised in 1996, casts it in the mold of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), which, over the past 20 years, have established a mature secondary market for housing mortgages. From the outset, Farmer Mac's Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac's mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the formidable tasks necessary to develop and operate a secondary market where none had previously existed, and to persevere in their efforts through what would likely be a number of difficult and uncertain years. The Board and the Compensation Committee believe that approach continues to be sound, inasmuch as the Corporation must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac's expanding and increasingly complex operations. Accordingly, the Board and the Compensation Committee have undertaken to compensate those employees in a reasonable manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities, while recognizing that the Corporation would have to set special objectives as it progressed through developmental stages, whereby management would focus on long-term structural, pricing and capital objectives, balanced with near-term operating results.

     Method of Determining Management Compensation. Farmer Mac's Board of Directors and Compensation Committee have adopted an approach to executive compensation that relies upon both subjective (qualitative) and objective (quantitative) evaluation criteria in establishing the compensation of the Chief Executive Officer ("CEO") and other senior members of management. That approach measures performance primarily on the basis of management's accomplishments in implementing business strategies designed to achieve the annual and long-term objectives defined in the Corporation's annual business plan, as approved each year by the Board of Directors.

     As part of its ongoing efforts to evaluate its approach and further refine the Corporation's compensation practices, the Compensation Committee has employed the services of a nationally recognized independent compensation consulting firm. With significant input and assistance from its independent consultant, the Committee has worked to refine the Corporation's policies relating to executive compensation. Those policies include: (i) a system for comparative and competitive evaluation of base salaries; (ii) an approach to incentive compensation, including annual cash and long-term non-cash components; and (iii) a management performance evaluation form that has resulted in more quantitative measurement of management's performance against the achievement of business plan objectives.

     Each year, the Corporation's independent compensation consultant reviews the Corporation's compensation practices and establishes an estimated range of competitive compensation opportunities comparable to those received by persons with similar qualifications and experience (but not necessarily the same position and title) at other corporations, particularly the other government-sponsored enterprises, to ensure that the Corporation's compensation structure is sufficiently competitive to attract and retain highly qualified executives. The Corporation's established practice is to target the 75th percentile of compensation for all components of comparable pay, to reflect the challenges and risks of its developmental and political characteristics.

     On the basis of that comparative review and other related analyses, the Compensation Committee selects the range of, and target amounts for, total compensation as well as for each of the three components of compensation - salary, annual cash incentive pay and long-term non-cash incentive pay - and then makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded. The incentive portions of the compensation package vary to reflect corporate performance, which is measured against business plan objectives and results. In measuring the achievement of those objectives and results, the Compensation Committee applies criteria established by the Board and management in the business plan. For the 2001-02 12-month business plan cycle, or business planning year, from June 1, 2001 to May 31, 2002, four critical objectives were established, focusing on profitability, volume and quality control: to continue to improve operating results; to optimize internal operations with the evolution of the Corporation's business; to optimize use of the capital markets; and to re-establish and maintain effective government, public and investor relations.

     Method of Determining Management Compensation for the 2001-02 Business Planning Year. The Corporation's procedures for determining management compensation have been consistent from year to year. In April and May of each year, towards the end of the Corporation's business planning year, the Compensation Committee reviews management's performance against business plan objectives, taking into account the business conditions that prevailed during the preceding business planning year.

     The CEO provides detailed written performance evaluations of the members of senior management, other than himself, to the Compensation Committee members in advance, and these are discussed among the members in executive session. The CEO participates in the evaluation of each other senior member of management, but not in his own. As a benchmark for compensation decisions, the Compensation Committee, assisted by the independent compensation consultant, compares the salary and annual and long-term incentive compensation of the CEO and other members of senior management with the corresponding range of competitive compensation received by persons with similar qualifications and experience (although not necessarily the same position and title) at other corporations, particularly the other government-sponsored enterprises. This comparison is made on both an annual and a multi-year basis, in order to take into account pay levels and rates of increase at Farmer Mac and similar companies.

     The Compensation Committee considers the performance and total compensation of the CEO in an executive session without the CEO present, prepares a detailed written performance evaluation of the CEO and then includes the CEO in its consideration of the performance and total compensation of each of the other members of senior management. Based on those deliberations and input provided by the independent compensation consultant, the Compensation Committee makes recommendations consistent with the Corporation's compensation policies as to the terms of the contracts under which the CEO and other senior management are employed, and its ability to attract and retain a management team with the skills and talent necessary to achieve the Corporation's mission.

     The Compensation Committee evaluated the performance of senior management, including the CEO, for the 2001-02 business planning year by reviewing the contribution of each individual to the accomplishment of the strategies and objectives under the 2001-02 business plan. The Compensation Committee also evaluated the Corporation's non-financial achievements during the business planning year, recognizing that a significant aspect of the continuing development of Farmer Mac involved the establishment of programs and products that facilitate participation by sellers and provide effective access to the secondary market for stockholders who are originators or purchasers of qualified loans. In that regard, the Compensation Committee considered the significant business accomplishments and financial results achieved during the 2001-02 business planning year, including the 56 percent increase in fiscal year net income for 2001 compared to 2000. The Compensation Committee also recognized other important business accomplishments during the planning year, including: expanding the number and diversity of participants in Farmer Mac's cash window program for the purchase of agricultural mortgages; increasing the profitability of its programs by holding loans rather than securitizing them when market conditions were unfavorable; limiting expenses through cost control measures; and maximizing revenue through sophisticated investment techniques. All of these factors were weighed carefully, with particular weight accorded to profitability. On that basis, the Compensation Committee recommended, and the Board approved, the compensation to senior management disclosed herein.

     The proportion of the total compensation package representing incentive compensation (annual cash and long-term non cash incentive compensation) for the 2001-02 business planning year was 76 percent for the CEO and ranged between 56 percent and 67 percent for other members of senior management. In accordance with the recommendation of the Compensation Committee and with the concurrence of the independent compensation consultant for the 2001-02 business planning year, annual incentive compensation awards otherwise payable in cash to members of senior management were instead paid in an equal combination of restricted stock and stock options; accordingly, long-term incentive compensation represented 100 percent of the total incentive compensation package for the 2001-02 business planning year. The basis for determining incentive compensation was the Compensation Committee's evaluation of each individual's contribution to the achievement of the business and financial accomplishments of the 2001-02 planning year, as well as an evaluation of each individual's performance, based on subjective standards including professional competence, motivation and effectiveness in implementing the strategies that led to the achievement of Farmer Mac's business plan objectives.

     Basis for Determining the Compensation for the CEO. For the 2001-02 business planning year, Mr. Edelman received a base salary of $434,884 and was awarded incentive compensation with a total estimated value of approximately $1,494,978. With respect to the incentive compensation component of Mr. Edelman's total compensation, he received options to purchase 84,866 shares of Farmer Mac Class C Non-Voting Common Stock (one-third of the options, valued at $1,150,783 as of the grant date, vested immediately upon grant; one-third will vest on May 31, 2003; and the remaining one-third will vest on May 31, 2004) and 11,828 shares of restricted stock, which are not transferable until May 31, 2003. For a discussion of the factors and criteria upon which the CEO's compensation was based, see the preceding section of this report.

     The Compensation Committee members believe that both the design of Farmer Mac's compensation structure, as maintained with the assistance of its outside independent compensation consultant, and the actual total compensation levels, as described herein, reflect careful consideration of what was reasonable and fair, in light of the Corporation's performance, from both management and stockholder perspectives.

                           Compensation Committee

                       Mitchell A. Johnson, Chairman
Fred L. Dailey                                           Paul A DeBriyn
W. David Hemingway                                       James A. McCarthy



Compensation Committee Interlocks and Insider Participation

     Directors Dailey, DeBriyn, Hemingway, Johnson and McCarthy comprise the Corporation's Compensation Committee. None of these directors is or has been an officer or employee of the Corporation.

     Director Hemingway, a Class A director, is Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank ("Zions"), the owner of 322,100 shares (or 31.3 percent) of Farmer Mac's Class A Voting Common Stock. He also is Executive Vice President of Zions Bancorporation, the holding company for Zions, which owns 1,500,300 shares (or
14.8 percent) of Farmer Mac's Class C Non-Voting Common Stock. Zions is an active participant in both the Farmer Mac I and II programs. The following transactions occurred between Zions or its affiliates and Farmer Mac during 2002:

     o Farmer Mac purchased 183 loans having an aggregate principal amount of approximately $77.2 million from Zions under the Farmer Mac I program, representing approximately 4.1 percent of that program's volume for the year;
     o Farmer Mac purchased 16 guaranteed portions of USDA-guaranteed loans having an aggregate principal amount of approximately $3.6 million from Zions under the Farmer Mac II program, representing approximately
          2.1 percent of that program's volume for the year;
     o Farmer Mac sold approximately $47.7 million of Farmer Mac Guaranteed Securities to Zions;
     o Farmer Mac and Zions entered into interest rate swap transactions having an aggregate notional principal amount of approximately $41.6 million (the aggregate outstanding notional principal amount of all interest rate swap transactions between Farmer Mac and Zions was $326.8 million as of December 31, 2002);
     o Farmer Mac received approximately $1.0 million in guarantee fees on Farmer Mac Guaranteed Securities whose underlying loans were swapped or sold to Farmer Mac by Zions;
     o Farmer Mac paid Zions approximately $51,000 in underwriting and loan file review fees;
     o Zions received approximately $1.2 million in servicing fees for acting as a central servicer in the Farmer Mac I program;
     o Zions received approximately $43,000 in fees for acting as agent with respect to approximately $28.3 million of Farmer Mac medium-term notes; and
     o Zions received approximately $89,000 in commissions for acting as dealer with respect to approximately $738.7 million of Farmer Mac discount notes;

     Accordingly, Director Hemingway participated in the deliberations of the Compensation Committee but did not vote upon management compensation decisions.

Summary Compensation Table

     The following table sets forth certain information for each of the last three fiscal years with respect to the compensation awarded to, earned by, or paid to Farmer Mac's CEO and each of Farmer Mac's four other most highly compensated executive officers or employees for the fiscal year ended December 31, 2002.

                                                             Long-Term
                                                        Compensation Awards
                                                        --------------------
                                                                    Restricted   Securities
                                 Fiscal  Annual Compensation($)       Stock      Underlying     All Other
Name and Principal Position       Year     Salary      Bonus(5)      Awards($)(6)  Options     Compensation ($)(7)
-------------------------       -------   ---------   -----------    ---------   ----------   ---------------

Henry D. Edelman                 2002     447,480      344,195          --          84,866        36,211
  President and                  2001     426,256      335,924          --          90,387        29,706
    Chief Executive Officer      2000     406,903      302,545          --          148,388       35,980


Timothy L. Buzby(8)              2002     135,029       61,401          --          13,975        20,885
  Controller                     2001     126,021       25,592          --           4,627        19,468
                                 2000       7,962        --             --           3,000           --

Nancy E. Corsiglia               2002     287,081      143,958          --          35,769        33,671
  Vice President,Finance,        2001     263,820      155,450          --          40,220        28,539
    Treasurer and CFO            2000     229,409      117,718          --          61,907        31,125

Jerome G. Oslick(9)              2002     232,521       87,387          --          18,410        35,926
  Vice President,                2001     201,875      102,843          --          22,483        30,614
    General Counsel and          2000     160,389        --           107,744       33,554        31,051
     Secretary

Tom D. Stenson                   2002     234,992      113,490          --          25,901        34,226
  Vice President,                2001     217,528      109,527          --          26,951        29,131
    Agricultural Finance         2000     213,708      101,973          --          47,632        31,260

5 All bonuses paid to Mr. Edelman, Mr. Buzby, Ms. Corsiglia, Mr. Oslick and Mr. Stenson in 2002 were in the form of shares of Farmer Mac Class C Non-Voting Stock that may not be transferred until May 31, 2003. The shares were granted on June 6, 2002 and valued at the closing price ($29.10) of Class C Non-Voting Common Stock on the date of grant. The numbers of shares granted were: Mr. Edelman, 11,828; Mr. Buzby, 2,110; Ms. Corsiglia, 4,947 Mr. Oslick, 3,003; and Mr. Stenson, 3,900.
6 Mr. Oslick was granted 2,615 shares of restricted stock on February 3, 2000 (valued at the closing price ($19.125) of Class C Non-Voting Common Stock on the date of grant) and 3,817 shares of restricted stock on June 1, 2000 (valued at the closing price ($15.125) of Class C Non-Voting Common Stock on the date of grant), all of which vested on May 31, 2001 (on which date the closing price was $32.25). To date, Farmer Mac has not paid any dividends on its common stock, which includes restricted stock, nor does it expect to pay dividends in the foreseeable future.
7 Includes contributions to the Corporation's defined contribution pension plan in the amount of $32,961 for 2002 on behalf of each of Mr. Edelman, Ms. Corsiglia, Mr. Oslick and Mr. Stenson and $20,671 on behalf of Mr. Buzby, as well as disability and life insurance premium payments paid on behalf of the officers. See "Employment Agreements."
8    Mr. Buzby was appointed Controller on December 4, 2000.
9 Mr. Oslick was appointed Vice President, General Counsel and Secretary on February 1, 2000.



Option Grants During 2002

     The table below sets forth, as to each of the named executive officers, the following information with respect to option grants during 2002 and the potential realizable value of those option grants: (1) the number of shares of Class C Non-Voting Common Stock underlying options granted during 2002; (2) the percentage that such options represent of all options granted to employees during that year; (3) the exercise price; (4) the expiration date; and (5) the present value, as of the grant date, of the options under the Black-Scholes option pricing model.

                                    % of Total
                                     Options
                      Number of     Granted to                              Grant Date
                       Options      Employees   Exercise Price  Expiration    Present
        Name         Granted(10)     in Year       ($/Share)       Date      Value(11)
--------------------------------------------------------------------------------------

 Henry D. Edelman       84,866        43.4          29.10        6/6/12    $1,150,783
 Timothy L. Buzby       13,975         7.2          29.10        6/6/12       189,501
 Nancy E. Corsiglia     35,769        18.3          29.10        6/6/12       485,028
 Jerome G. Oslick       18,410         9.4          29.10        6/6/12       249,640
 Tom D. Stenson         25,901        13.3          29.10        6/6/12       351,218

10 Options granted in 2002 became exercisable in stages, with one-third having vested on June 6, 2002, and one-third vesting on each of May 31, 2003 and May 31, 2004.
11 The present value at grant date of options granted during 2002 has been estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 0.0%; an expected volatility of 40.0%; a risk-free interest rate of 5.2%; and an expected life of 5 years.

Option Exercises and Year End Value

     The following table sets forth certain information relating to stock options exercised during 2002 by, and the number and value of unexercised stock options previously granted to, the individuals named in the Summary Compensation Table.

                                          Number of  Securities
                                               Underlying          Value of Unexercised
                                           Unexercised Options     In-the-Money Options
                                               at Year-End           at Year-End(12)
                  Shares Acquired  Value        Exercisable/          Exercisable/
       Name         on Exercise   Realized    Unexercisable          Unexercisable
 -------------------------------------------------------------------------------------
 Henry D. Edelman       --           --     610,834 /  86,706    $9,511,068 / $87,128
 Timothy L. Buzby       --           --      10,742 /  10,860        60,468 /  14,348
 Nancy E. Corsiglia     --           --     238,794 /  37,262     3,793,374 /  36,723
 Jerome G. Oslick       --           --      45,929 /  19,768       373,835 /  18,900
 Tom D. Stenson         --           --     123,515 /  26,250     1,226,567 /  26,591

12 For purposes of this calculation, the value of the unexercised options is determined by multiplying the number of options by the difference between the exercise price and the closing price ($30.64) for the Class C Non-Voting Common Stock on December 31, 2002.

Equity Compensation Plans

      The following table sets forth certain information relating to compensation plans under which equity securities are authorized issuance as of December 31, 2002.

                                                                    Number of securities
                         Number of securities                       remaining available
                           to be issued upon    Weighted average     for future issuance
                            exercise of         exercise price of        under equity
    Plan category        outstanding options   outstanding options    compensation plans
----------------------------------------------------------------------------------------
 Equity compensation
 plans not approved
 by shareholders             1,637,111              $19.45               1,939,413


     General. The purpose of Farmer Mac's stock option plans is to encourage stock ownership by directors, officers and other key employees, to provide an incentive for such individuals to expand and improve the business of Farmer Mac and to assist Farmer Mac in attracting and retaining key personnel. The use of stock options is an attempt to align more closely the long-term interests of employees with those of Farmer Mac's stockholders by providing those individuals with the opportunity to acquire an equity interest in Farmer Mac. Farmer Mac's stock option plans are administered by the Compensation Committee of the Board. Because individuals are prohibited by law from owning shares of Farmer Mac's Voting Common Stock, the Corporation uses unrestricted Class C Non-Voting Common Stock for the purpose of granting options under its stock option plans. Under the plans, the option price is required to be paid in cash, and no participant has any rights as a stockholder with respect to shares subject to an option until the option price has been paid and the shares are issued to the participant.

     1992 Plan. In 1992, the Board adopted a Stock Option Plan (the "1992 Plan") for key management employees. The 1992 Plan provided for the issuance of nonqualified stock options on Class C Non-Voting Common Stock at an original option price of $5 per share (split-adjusted), subject to adjustment pursuant to the plan's anti-dilution provision, with a term of 10 years from the date of grant. The 1992 Plan was amended in 1993 to increase the maximum number of shares of Class C Non-Voting Common Stock that may be optioned and sold to 345,000 (split-adjusted). Options covering 315,000 (split-adjusted) shares were granted under the 1992 Plan, of which 90,000 remain outstanding. These options are fully vested, have an adjusted option price of $2.1867 per share (split-adjusted), subject to further adjustment pursuant to the plan's anti-dilution provision, and will expire June 18, 2003, if not exercised before that date.

     If a participant leaves Farmer Mac for any reason, including by reason of retirement, all of that participant's rights to exercise any option under the 1992 Plan terminate on the earlier of the option expiration date or 30 days after termination of employment, unless termination was for "cause," in which case the options expire immediately.

     1996 Plan. In 1996, the Board adopted a second Stock Option Plan (the "1996 Plan") for key management employees. The 1996 Plan provided for the issuance of nonqualified stock options on Class C Non-Voting Common Stock at an option price of $2.625 per share (split-adjusted), subject to adjustment pursuant to the plan's anti-dilution provision, with a term of 10 years from the date of grant. The 1996 Plan specified that the maximum number of shares of Class C Non-Voting Common Stock that may be optioned and sold was 338,490 (split-adjusted). Options covering all 338,490 shares were granted, of which 165,087 remain outstanding, and are fully vested.

     If a participant leaves Farmer Mac for any reason, including by reason of retirement, all of that participant's rights to exercise any option under the 1996 Plan terminate on the earlier of the option expiration date or 30 days after termination of employment, unless termination was for "cause," in which case the options expire immediately.

     1997 Plan. In 1997, the Board adopted the 1997 Incentive Plan (the "1997 Plan"), which is a broad-based option plan for directors, officers and non-officer employees. The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of 10 years from such date. The plan provides for the automatic annual grant to directors of 10-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the annual meeting (including the Meeting), with the option price to be determined as of such day. Options granted under the 1997 Plan vest one-third on the date of grant, one-third the following year and one-third the second following year. In 1998, the 1997 Plan was amended to reduce the term of director options to five years while extending the period for exercising options following termination of board service to a period of up to two years. In each of 2000, 2001, and 2002, the Board agreed to receive options to purchase 5,000 shares of Class C
Non-Voting Common Stock. Under the 1997 Plan, options also are available for grant to all employees, not just officers, based on their annual evaluations and to newly-hired employees; the Board and management determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation. Options covering 1,682,292 shares (net of cancellations) have been granted under the 1997 Plan, of which 1,382,084 remain outstanding. Options granted under the 1997 plan during 2002 have exercise prices ranging from $26.25 to $45.06 per share.

     The Board approves the issuance of shares authorized under the 1997 Plan to employees and officers, on an individual basis, as annual incentive compensation in connection with their annual evaluations. For officers, the stock vests immediately upon grant, but may not be transferred for one year; for other employees the stock vests 50 percent after one year and 50 percent after two years. Since 1997, the Board has approved the issuance of 124,295 shares of Class C Non-Voting Common Stock as annual incentive compensation. As of December 31, 2002, there were 1,939,413 shares of Class C Non-Voting Common Stock remaining available for future issuance under the 1997 Plan, excluding the shares underlying outstanding options.

     If a participant leaves Farmer Mac for any reason, including by reason of retirement, all of that participant's rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination of employment (one year in the case of death or disability), unless termination was for "cause," in which case the options expire immediately, except in the case of directors, who have until the earlier of the option expiration date or two years to exercise vested options. In 1999, the Board amended the 1997 Plan to provide for accelerated vesting of unvested options in the event of a participant's death or disability.

Employment Agreements

     The Corporation has entered into employment agreements (the "Agreements") with the members of senior management (for purposes of this section, the "officers"), including the named executive officers, in order to provide them with a reasonable level of job security, while limiting the Corporation's ultimate financial exposure. Significant terms of the Agreements address each officer's scope of authority and employment, base salary and incentive compensation (shown as "bonus" in the Summary Compensation Table), benefits, conditions of employment, termination of employment and the term of employment. Although the Agreements expire on dates approximately three to four years from the present,(13) the Corporation's exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of the Agreement.
________________________
13 The Agreements with each of the executive officers expire June 1 of the following years: H.D. Edelman, 2008; N.E. Corsiglia, J.G. Oslick and T.D. Stenson, 2007.

     Under the Agreements, executive compensation includes base salary and incentive compensation. Base compensation for all officers is paid bi-weekly over the course of each year. Possible awards of incentive compensation are considered annually at the end of the business planning year (June 1 to May 31) and are determined and payable under the circumstances discussed above in "Compensation Committee Report on Executive Compensation."

     The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health, dental and vision insurance and life insurance which are, in some cases, above the levels provided to employees generally. See the Summary Compensation Table for information on other benefits extended to the officers.

     The Agreements also provide that an officer's employment may be terminated "without cause" upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years. If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of final dissolution or one and one-half years. An officer's death or disability would permit termination on the same basis as "without cause," but the Corporation's obligations in such instances are substantially covered by insurance. The Agreements may be terminated by Farmer Mac for "cause," as defined in the Agreements, in which event the officer will be paid only accrued compensation to the date of termination.

Certain Relationships and Related Transactions


     From time to time, Farmer Mac purchases or commits to purchase Qualified Loans under the Farmer Mac I program and Guaranteed Portions under the Farmer Mac II program from, or enters into other business relationships with, institutions that own five percent or more of a class of Farmer Mac's Voting Common Stock or that have an officer or director who is also a member of Farmer Mac's Board of Directors. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.


     John Dan Raines, a Class B director, is a member of the board of directors of AgFirst Farm Credit Bank ("AgFirst"). In 2002, the following transactions occurred between AgFirst and Farmer Mac:

     o Farmer Mac extended long-term standby commitments, or LTSPCs, on 1,810 loans having an aggregate principal balance of approximately $314.1 million (the aggregate outstanding principal balance of the 2,840 total loans underlying LTSPCs with AgFirst was 431.3 million as of December 31, 2002);
     o Farmer Mac guaranteed approximately $161.0 million of Farmer Mac Guaranteed Securities backed by rural housing loans under which Farmer Mac is second-loss guarantor for the last 10 percent of the securities;
     o Farmer Mac received approximately $0.2 million in guarantee fees and approximately $1.3 million in commitment fees attributable to transactions with AgFirst; and
     o AgFirst received approximately $122,000 in servicing fees to AgFirst for acting as a central servicer in the Farmer Mac I program;

     Kenneth E. Graff, a Class B director, is the President of Farm Credit West, ACA, which is the successor to Central Coast Farm Credit. During 2002, Farmer Mac extended LTSPCs on 389 loans having an aggregate principal balance of approximately $388.6 million to Farm Credit West, ACA or its affiliates (the aggregate outstanding principal balance of the 777 total loans underlying LTSPCs with Farm Credit West, ACA or its affiliates was 712.4 million as of December 31, 2002), and Farmer Mac received commitment fees of approximately $2.8 million.

     Peter T. Paul, a Class A director, is a director of GreenPoint Financial Corp., an affiliate of GreenPoint Mortgage, which acts as a central servicer in the Farmer Mac I program. During 2002, GreenPoint Mortgage received approximately $25,000 in servicing fees as central servicer.

     Paul A. DeBriyn, a Class B director, is President of AgStar Farm Credit Services, ACA. During 2002, Farmer Mac extended LTSPCs on 56 loans having an aggregate principal balance of approximately $4.5 million to AgStar Farm Credit Services, ACA (the aggregate outstanding principal balance of the 1,540 total loans underlying LTSPCs with AgStar Farm Credit Services, ACA or its affiliates was 103.3 million as of December 31, 2002), and Farmer Mac received approximately $0.5 million in commitment fees.

     Dennis L. Brack, a Class A director, is the President and Chief Executive Officer of Bath State Bank. During 2002, Farmer Mac purchased 28 guaranteed portions of USDA-guaranteed loans having an aggregate principal amount of approximately $4.6 million from Bath State Bank under the Farmer Mac II program, and Farmer Mac received approximately $50,000 in guarantee fees on Farmer Mac II Guaranteed Securities whose underlying USDA-guaranteed portions were sold to Farmer Mac by Bath State Bank.

     W. David Hemingway, a Class A director, is Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank ("Zions"), the owner of 322,100 shares (or 31.3 percent) of Farmer Mac's Class A Voting Common Stock. He also is Executive Vice President of Zions Bancorporation, the holding company for Zions, which owns 1,500,300 shares (or
14.8 percent) of Farmer Mac's Class C Non-Voting Common Stock. Zions is an active participant in both the Farmer Mac I and II programs. See "Compensation Committee Interlocks and Insider Participation" for quantitative information concerning Zions' transactions with Farmer Mac during 2002.

Performance Graphs

     Farmer Mac has three classes of Common Stock: Class A Voting Common Stock, Class B Voting Common Stock and Class C Non-Voting Common Stock (collectively, the "Common Stock"). From January 1994 to June 1999, the Class A Voting Common Stock and the Class C Non-Voting Common Stock traded on The Nasdaq Stock
Market.(14) Since June 1999, the Class A Voting Common Stock and the Class C Non-Voting Common Stock have traded on the New York Stock Exchange.(15) As a result of the limited market for Class B Voting Common Stock and the infrequency of trades therein, the Class B Voting Common Stock does not trade on any market or exchange nor is Farmer Mac aware of any publicly available quotations or prices for Class B Voting Common Stock.
______________________________
14 The Class A Voting Common Stock was traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FAMCA, and the Class C Non-Voting Common Stock was traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol FAMCK.
15 The Class A Voting Common Stock is traded under the symbol AGM.A, and the Class C Non-Voting Common Stock is traded under the symbol AGM.

     The following graph compares the performance of Farmer Mac's Class A Voting Common Stock and Class C Non-Voting Common Stock with the performance of the New York Stock Exchange Composite Index ("NYSE Comp") and the Standard & Poor's 500 Diversified Financials Index ("S&P Div Fin") over the period from December 31, 1997 to December 31, 2002. The graph assumes that $100 was invested on December 31, 1997 in each of: Farmer Mac's Class A Voting Common Stock; Farmer Mac's Class C Non-Voting Common Stock (as adjusted to reflect the 3-for-1 stock split that became effective August 2, 1999); the NYSE Comp; and the S&P Div Fin. The graph also assumes that all dividends were reinvested.


                            Comparative Total Return
 (Class A Voting Common Stock and Class C Non-Voting Common Stock vs. Indices)

                     AGM      AGM.A     S&P Div Fin    NYSE Comp
            1997     100       100          100           100
            1998      63       101          123           117
            1999      98        94          156           127
            2000     119       107          198           128
            2001     206       170          170           115
            2002     156       118          131            93

     In previous years, Farmer Mac compared the performance of its Class A Voting Common Stock and Class C Non-Voting Common Stock in its performance graph against the Standard & Poor's Financial Index ("S&P Financial"). As of December 31, 2001, this index is no longer published. As a result, as required by applicable SEC rules, Farmer Mac has included the transitional graph depicted below. The transitional graph below shows a comparison of the performance of Farmer Mac's Class A Voting Common Stock and Class C Non-Voting Common Stock with the performance of the NYSE Comp, the S&P Div Fin (the new index selected by Farmer Mac as depicted in the performance graph above) and the S&P Financial over the period from December 31, 1996 through December 31, 2001. The transitional graph assumes that $100 was invested on December 31, 1996 in each of: Farmer Mac's Class A Voting Common Stock; Farmer Mac's Class C Non-Voting Common Stock (as adjusted to reflect the 3-for-1 stock split that became effective August 2, 1999); the NYSE Comp; the S&P Div Fin and the S&P Financial. The graph also assumes that all dividends were reinvested.

                 Transitional Graph of Comparative Total Return
 (Class A Voting Common Stock and Class C Non-Voting Common Stock vs. Indices)

              AGM        AGM.A    S&P Financial   NYSE Comp    S&P Div Fin
   1996       100         100          100           100          100
   1997       198          64          145           130          155
   1998       125          65          159           152          191
   1999       194          60          163           166          243
   2000       236          69          202           167          308
   2001       408         109          180           152          264

Item No. 2:  Selection of Independent Auditors

     The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation's independent auditors "annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting." In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation's financial statements. During the fiscal year ended December 31, 2002, the Audit Committee, which is composed of Messrs. DeBriyn (Chairman), Brack, Junkins and Raines, met thirteen times.

     In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders Deloitte & Touche LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2003. This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors. The ratification of the appointment of Deloitte & Touche LLP as the Corporation's independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.

     Deloitte & Touche LLP was selected to replace Arthur Andersen LLP as the Corporation's independent auditors. Arthur Andersen LLP had acted as the Corporation's independent auditors in connection with the Corporation's audited financial statements for the fiscal years ended December 31, 1998 through 2001. The decision to retain Deloitte & Touche LLP and not to rehire Arthur Andersen LLP was recommended by the Audit Committee based upon proposals received from four major accounting firms, including Arthur Andersen LLP, and was not based upon any disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure. Representatives of Deloitte & Touche LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2003. Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

     Deloitte & Touche LLP billed Farmer Mac an aggregate $135,000 for professional services rendered for the audit of Farmer Mac's annual financial statements and the reviews of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q for 2002.

All Other Fees

     Deloitte & Touche LLP billed Farmer Mac an aggregate $71,570 for services in 2002 other than the audit and review fee referred to above. These services were for tax-related matters, various accounting matters and other technical issues. The Audit Committee believes that Deloitte & Touche LLP's provision of these services is compatible with the maintenance of that firm's independence in the conduct of its auditing functions.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Farmer Mac's officers and directors, and persons who beneficially own more than ten percent of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

     Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them for transactions during 2002.

Principal Holders of Voting Common Stock

     To our knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5 percent or more of the outstanding shares of Farmer Mac's Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5 percent or more of the total number of outstanding shares of Farmer Mac's Voting Common Stock (both Class A and Class B).

                                          Number          Percent of Total   Percent of Total
                                         of Shares         Voting Shares       Shares Held
 Name and Address                    Beneficially Owned     Outstanding*        By Class**
 ----------------                    ------------------   ----------------   ----------------
 AgFirst Farm Credit Bank(16)      84,024 shares of Class      5.49%             16.79%
 1401 Hampton Street               B Voting Common Stock
 Columbia, SC  29202

 AgriBank, FCB                      201,621 shares of         13.17%             40.30%
 375 Jackson Street             Class B Voting Common Stock
 St. Paul, MN  55101

 CoBank                           30,136 shares of Class       1.97%              6.02%
 5500 South Quebec Street          B Voting Common Stock
 Greenwood Village, CO 80111

 Farm Credit Bank of Texas        38,503 shares of Class       2.51%              7.70%
 6210 Highway 290 East             B Voting Common Stock
 Austin, TX  78761

 Farm Credit Bank of Wichita      45,023 shares of Class       2.94%              9.00%
 245 North Waco                    B Voting Common Stock
 Wichita, KS  67201

 Western Farm Credit Bank         55,250 shares of Class       3.61%             11.04%
 245 North Waco                    B Voting Common Stock
 Wichita, KS  67201

 Zions First National Bank(17)      322,100 shares of         21.04%             31.25%
 One South Main Street          Class A Voting Common Stock
 Salt Lake City, UT  84111

* The percentage is determined by dividing the number of shares of Class A or Class B Voting Common Stock owned by the total of the number of shares of Class A and Class B Voting Common Stock outstanding.
** The percentage is determined by dividing the number of shares of the class of Voting Common Stock owned by the number of shares of that class of Voting Common Stock outstanding.
16 John Dan Raines, currently a member of the Board of Directors and a Class B Nominee, is a member of the Board of Directors of AgFirst Farm Credit Bank.
17 W. David Hemingway, currently a member of the Board of Directors and a Class A Nominee, is Executive Vice President of Zions First National Bank.

Solicitation of Proxies

     The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material. The Corporation has retained Georgeson Shareholders Communications Inc. to act as the Corporation's proxy solicitation firm for a fee of approximately $5,000. In addition to solicitation by mail, employees of Georgeson Shareholders Communications Inc. may solicit proxies by telephone, electronic mail, telegram or personal interview. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them and will be reimbursed for their expenses by the Corporation.

Other Matters

     In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with the members' best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accord with its best judgment.

     UPON WRITTEN REQUEST, FARMER MAC WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SEC, INCLUDING FINANCIAL STATEMENTS THERETO. WRITTEN REQUESTS SHOULD BE DIRECTED TO JEROME G. OSLICK, CORPORATE SECRETARY, FEDERAL AGRICULTURAL MORTGAGE CORPORATION, 1133 TWENTY-FIRST STREET, N.W., SUITE 600, WASHINGTON, D.C. 20036



                               _____________________________


     The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting. In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

                                 By order of the
                                 Board of Directors,
                                 /s/ Jerome G. Oslick
                                 ---------------------
                                Jerome G. Oslick
                                Corporate Secretary


April 18, 2003
Washington, D.C.

                                                                  Appendix A

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Henry D. Edelman, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of the Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Coporation to be held on June 5, 2003, and any and all adjournments thereof.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSALS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



PLEASE   VOTE,  DATE  AND   SIGN   ON  REVERSE SIDE AND  RETURN  PROMPTLY IN THE
ENCLOSED ENVELOPE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]




 1.  Election of Directors.

                                      NOMINEES
 [ ]  FOR ALL NOMINEES                [ ] Dennis L. Brack
                                      [ ] W. David Hemingway
 [ ]  WITHHOLD AUTHORITY              [ ] Mitchell A. Johnson
      FOR ALL NOMINEES                [ ] Charles E. Kruse
                                      [ ] Peter T. Paul
 [ ]  FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark
               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here [X]

--------------------------------------------------------------------------------


2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2003.

                        FOR     AGAINST   ABSTAIN
                        [  ]      [  ]      [  ]

--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                [ ]
--------------------------------------------------------------------------------

Signature of Stockholder___________________________________  Date ____________

Signature of Stockholder___________________________________  Date ____________


Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                                                      Appendix B

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry D. Edelman, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of the Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Coporation to be held on June 5, 2003, and any and all adjournments thereof.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSALS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



PLEASE   VOTE,  DATE  AND   SIGN   ON   REVERSE SIDE AND RETURN  PROMPTLY IN THE
ENCLOSED ENVELOPE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]




 1.  Election of Directors.

                                      NOMINEES
 [ ]  FOR ALL NOMINEES                [ ] Ralph W. "Buddy" Cortese
                                      [ ] Paul A. DeBriyn
 [ ]  WITHHOLD AUTHORITY              [ ] Kenneth E. Graff
      FOR ALL NOMINEES                [ ] John G. Nelson III
                                      [ ] John Dan Raines
 [ ]  FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark
               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here [X]

--------------------------------------------------------------------------------


2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2003.

                        FOR     AGAINST   ABSTAIN
                        [  ]      [  ]      [  ]

--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                [ ]
--------------------------------------------------------------------------------

Signature of Stockholder___________________________________  Date ____________

Signature of Stockholder___________________________________  Date ____________


Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.